UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 10, 2012

Diebold, Incorporated

(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio		44720-8077
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 490-4000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Diebold, Incorporated (the “Company”) entered into an Integrated Services Agreement (the “Agreement”) with TD Bank Group (‘TD”), one of the largest financial institutions in North America, in the fourth quarter of 2011. Pursuant to the Agreement, the Company will provide support to TD’s multivendor network of more than 4,400 automated teller machines (“ATMs”) in North America. The Company believes that the Agreement is one of the largest North American integrated services agreements in the ATM industry to date, representing the Company’s growing services business.

As part of the comprehensive services provided under the Agreement, Diebold will deploy its ATM Endpoint Protection by Symantec™ solution, as well as software deployment services that provide the latest system patches and updates required by Payment Card Industry (“PCI”) compliance standards. The ATM Endpoint Protection solution provides threat protection against logical attacks by leveraging Diebold’s turnkey, proactive technologies that automatically analyze application behaviors and network communications to detect and block suspicious activities.

Diebold’s technology will enable proactive monitoring, enhanced data security and remote repairs for TD’s complete ATM network, transforming it into a fully integrated system managed by a single service provider. To optimize the network, Diebold will deploy its industry-leading availability management service, which uses real-time terminal data and analytics to provide optimal network uptime, while allowing financial institutions to leverage their ATM network as a strategic channel by increasing efficiency and offering an enhanced customer experience. In addition, Diebold will implement campaign solutions that enable targeted marketing at ATMs for more personalized user experiences.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold, Incorporated

February 10, 2012	By:	/s/ Bradley C. Richardson
Name: Bradley C. Richardson
Title: Executive Vice President and Chief Financial Officer